MAXCO, INC. AND SUBSIDIARIES

EXHIBIT 23.3 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM -- MOORE STEPHENS DOEREN MAYHEW

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Forms S-8 No. 33-48351 and S-8 No. 333-67539) pertaining to the Maxco, Inc. Incentive Stock Option Plan and the Maxco, Inc. 1998 Stock Option Plan, and in the related prospectus of our report dated March 19, 2003, with respect to the consolidated financial statements and schedule of Integral Vision, Inc. for the year ended December 31, 2002 incorporated by reference from the Maxco, Inc. Annual Report (Form 10-K) for the year ended March 31, 2005.

                                           /S/ MOORE STEPHENS DOEREN MAYHEW

Troy, Michigan
July 14, 2005